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Exhibit 11:

                            TranSwitch Corporation
                     Computation of Earnings per Share (1)

                     (in thousands, except per share data)

                                                                        Three Months Ended        Six Months Ended
                                                                              June 30,                June 30,
                                                                          1997        1996        1997        1996
                                                                          ----        ----        ----        ----
Primary (2)
Weighted average number of common shares outstanding                    12,093      11,726      12,063      11,648

Common stock issuable with respect to common equivalents
 for stock options and warrants                                           -            558        -            588
                                                                     ---------   ---------   ---------   ---------
Weighted average common shares and equivalents                          12,093      12,284      12,063      12,236

Net income (loss)                                                    $    (892)  $      92   $  (2,484)  $     155
                                                                     ---------   ---------   ---------   ---------
Net income (loss) per share                                          $   (0.07)  $    0.01   $   (0.21)  $    0.01
===========================                                          =========   =========   =========   =========

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(1) This exhibit should be read in connection with "Stockholders' Equity and
    Loss Per Share" in Note 3 of the notes to the Consolidated Financial Statements.
(2) Fully diluted per share amounts are the same as primary.